The United Kingdom Fund Inc.

Results of Annual Meeting of Shareholders (unaudited)


On September 16, 1997, the annual meeting of shareholders of the Fund was held and the following matters were voted upon:

(1) To re-elect directors to the Board of Directors of the Fund.

Name of Director
Anthony M. Solomon
Votes For       2,843,754
Votes Withheld    114,666
Non-Votes       1,053,235

George F. Bennet
Votes For	2,856,328
Votes Withheld	  102,092
Non-Votes	1,053,235

Livio Borghese
Votes For	2,856,249
Votes Withheld	  102,171
Non-Votes	1,053,235

Sir Arthur Bryan
Votes For	2,839,954
Votes Withheld    118,466
Non-Votes	1,053,235

Peter Stormonth Darling
Votes For	2,830,229
Votes Withheld	  128,191
Non-Votes	1,053,235

Leon Levy
Votes For	2,844,143
Votes Withheld	  114,277
Non-Votes	1,053,235

J. Murray Logan
Votes For	2,849,170
Votes Withheld    109,250
Non-Votes	1,053,235

James S. Martin
Votes For	2,829,971
Votes Withheld	  128,449
Non-Votes	1,053,235


(2) To ratify the selection of Ernst & Young LLP, as independent public accountants for the year ending
    March 31, 1998.

Votes For	2,770,883
Votes Against	   20,219
Votes Withheld	  167,318
Non-Votes	1,053,235


(3) To amend and restate the charter to convert the Fund from a closed-end investment company to an open-end investment company.

Votes For	  812,874
Votes Against	  476,310
Votes Withheld	   33,006
Non-Votes	2,689,465